UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2021

CLARUS THERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39802	85-1231852
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Skokie Boulevard, Suite 340 Northbrook, Illinois	60062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 562-4300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CRXT	The Nasdaq Global Market
Warrants to purchase one share of common stock at an exercise price of $11.50	CRXTW	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 3, 2021, Clarus Therapeutics Holdings, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “SPA”) with an accredited investor (the “Purchaser”) providing for the private placement (the “Private Placement”) to the Purchaser of (i) an aggregate of 3,024,194 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”) (or pre-funded warrants in lieu thereof (the “Pre-Funded Warrants”)) and (ii) warrants to purchase an aggregate of 3,024,194 shares of the Company’s common stock (the “Common Warrants” and, together with the Pre-Funded Warrants, the “Warrants”), for an aggregate purchase price of approximately $15.0 million (or $4.96 per Share or $4.96 less $0.00001 per Pre-Funded Warrant). The closing of the Private Placement occurred on December 7, 2021 (the “Closing”), and was subject to the satisfaction of customary closing conditions.

Each Pre-Funded Warrant has an exercise price of $0.00001 per share, is immediately exercisable and may be exercised at any time and has no expiration date, and is subject to customary adjustments. The Pre-Funded Warrants may not be exercised if the aggregate number of shares of the Company’s common stock beneficially owned by the holder thereof (together with its affiliates) would exceed 4.99% immediately after exercise thereof.

Each Common Warrant has an exercise price of $5.25 per share, is exercisable beginning six months following the Closing, and will expire five years from the date of issuance, and is subject to customary adjustments. The Common Warrants may not be exercised if the aggregate number of shares of the Company’s common stock beneficially owned by the holder thereof (together with its affiliates) would exceed 9.99% immediately after exercise thereof.

The Company intends to use the net proceeds from the Private Placement to support growth initiatives for its near-term commercial objectives for its oral testosterone replacement product, JATENZO.

The securities issued to the Purchaser under the SPA were issued pursuant to an exemption from registration provided for under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”) and Regulation D promulgated thereunder. The Company relied on this exemption from registration based in part on representations made by the Purchaser.

Cantor Fitzgerald & Co. and Oppenheimer & Co. Inc. served as placement agents in connection with the Private Placement and the Company has agreed to pay customary placement fees of the placement agents.

The sale of the securities pursuant to the SPA has not been registered under the Act or any state securities laws. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Neither this Current Report on Form 8-K, nor the exhibits attached hereto, is an offer to sell or the solicitation of an offer to buy the securities described herein.

The Company and the Purchaser also entered into a Registration Rights Agreement dated December 3, 2021, pursuant to which the Company agreed to prepare and file a registration statement with the Securities and Exchange Commission no later than 30 days following the Closing, to register the resale of the Shares and the shares of the Company’s common stock issuable upon exercise of the Warrants. The Company agreed to use its commercially reasonable efforts to have the registration statement declared effective as promptly as possible after the filing thereof, subject to certain specified penalties if timely effectiveness is not achieved.

The foregoing descriptions of the SPA, the Pre-Funded Warrants, the Common Warrants and the Registration Rights Agreement are not complete and are qualified in their entirety by references to the full text of such agreements, which are filed as exhibits 10.1, 10.2, 10.3 and 10.4, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained above under Item 1.01 is hereby incorporated by reference in response to this Item 3.02 of Form 8-K.

Item 8.01 Other Events.

On December 3, 2021, the Company issued a press release announcing the Private Placement and on December 7, 2021, the Company issued a press release announcing the Closing of the Private Placement.

Copies of the press releases are furnished hereto as Exhibit 99.1 and Exhibit 99.2 and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

10.1	Securities Purchase Agreement, dated as of December 3, 2021, among Clarus Therapeutics Holdings, Inc. and each purchaser party thereto.

10.2	Form of Pre-Funded Warrant

10.3	Form of Common Stock Warrant

10.4	Registration Rights Agreement, dated as of December 3, 2021, among Clarus Therapeutics Holdings, Inc. and each purchaser party thereto.

99.1	Press Release dated December 3, 2021.

99.2	Press Release dated December 7, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 7, 2021	CLARUS THERAPEUTICS HOLDINGS, INC.

	By:	/s/ Robert E. Dudley
Name: Robert E. Dudley
Title: Chief Executive Officer